Exhibit 99.1

IMPLANT SCIENCES CORPORATION

FISCAL 2006 THIRD QUARTER EARNINGS CONFERENCE CALL TRANSCRIPT

MAY 11, 2006

Diane Ryan - Implant Sciences Corp. - Vice President, Finance and CFO

Good afternoon. I would like to welcome you to Implant Sciences’ earnings conference call for the third quarter of fiscal 2006. On the call with me today is Dr. Anthony Armini, our President and Chief Executive Officer. In addition, certain members of our senior management team will be available to answer questions after the presentation of our prepared statements.

I will begin with a report on the financial results and then Dr. Armini will provide an overview of operations and corporate objectives. Following our prepared remarks, the conference call will be opened to your questions.

During our presentation this afternoon, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company’s financial performance. Each time we do, we will try to identify these statements with words such as “expect”, “believe”, “anticipate”, or other words that indicate potential events. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Please consider the risk factors contained in today’s press release and stated during this conference call, as well as the risk factors in our latest Form 10Q for the period ended March 31, 2006, which is expected to be filed with the Securities and Exchange Commission no later than May 15, 2006.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering the passcode: 56686142

Please note that the date of this conference call is May 11, 2006. Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today. We undertake no obligation to update these statements as a result of future events.

Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction or rebroadcast of this conference call without the express written consent of Implant Sciences Corporation is prohibited.

Prior to getting into the formal presentation, I will turn the call over to our CEO, Dr. Armini, for his introductory remarks. Dr. Armini …..

Dr. Anthony Armini  - Implant Sciences Corp. - President and Chief Executive Officer

Thank you, Diane, and good afternoon to all. I’ld like to thank all of today’s participants for joining in on the call and trust that those who were not able to call in will take the opportunity to listen to the replay that will be made available. We feel that we are continuing to make positive strides in the growth of the Company. We are pleased with the revenue that was achieved in our third quarter of fiscal 2006 and are especially pleased at the stabilization of our cash position for two consecutive quarters in a row. We are executing a strategy that continues to channel our efforts in the bomb detection business and expect additional developments in the next several months that should further enhance this business unit. I’ll discuss this business in more detail later and I’m sure there will be many questions regarding our progress in the bomb detection business. But before presenting the operational overview, I’ld like to invite Ms. Diane Ryan to present the financial highlights for this most recent quarter which ended March 31, 2006.

Diane Ryan  - Implant Sciences Corp. – Chief Financial Officer

Thank you Tony. In this segment of the call I would like to provide an overview of the financial results for the third quarter of fiscal 2006.

As we announced in our earnings press release, we are happy to report that we more than doubled our revenue over the comparable prior year period.

Our third quarter revenues were approximately $6.5 million, an increase of $3.7 million, or 129%, over the comparable prior year period. Our revenues for the nine month period which ended March 31st were approximately $18.8 million, an increase of $11.1 million or 144%. The revenue growth for both the quarter and nine month period was derived primarily from increases in our semiconductor and security products business units.

Our security products revenue for the third quarter grew to approximately $1.5 million from $175,000 for the comparable prior year period, an increase of 743%. For the nine month period our security products revenue grew to approximately $5.1 million from $1.5 million for the comparable prior year period, an increase of 240%. These increases for the both the three and nine month periods are a result of our first significant shipments of handheld detectors to a customer at the China Railway Administration combined with our concentrated efforts on an award from the Transportation Security Administration to develop a passenger portal. It should be noted, however, that when comparing the mix of security product revenues in the third quarter with those in the second quarter, a higher percentage of the third quarter revenue relates to government research projects whereas the second quarter had a higher percentage of commercial product sales. In Q2 we shipped an unusually large number of units as compared with Q3. Our marketing department has advised management that it is not unusual to have such a volatile sales order cycle. As such, management expects this trend of uneven unit shipments will continue. We currently have a significant number of quotes out and we continue to expand our distribution channels. Tony will provide more details on our sales activities later in this presentation.

Our semiconductor revenue for the third quarter grew to approximately $3.9 million from $1.6 million for the comparable prior year period, an increase of 143%. For the nine month period our semiconductor revenue grew to approximately $10.4 million from $3.2 million for the prior year period, an increase of 225%. This increase continues to be the result of the performance of our California semiconductor divisions, which were acquired in the second and third quarters of fiscal 2005, and the additional revenue recognized since their acquisitions.

Our medical revenue experienced slight growth for the quarter and the nine month period. Our medical revenue for the third quarter grew to approximately $1.2 million from $1.1 million for the comparable prior year period, an increase of 10%. For the nine month period our medical revenue grew to approximately $3.3 million from $3.0 million for the comparable prior year period, an increase of 10%.

Of equal importance as our revenue growth this year is our continued improvement in gross margins. In our second quarter earnings call we reported overall gross margins of approximately 20%. This trend continued in Q3 with the only difference being the mix of the contributions to the gross margin provided by our three business units. In Q2, the highest contributor to the gross margin percentage was from our security products division. In Q3, our medical and semiconductor businesses contributed a higher margin. The improvement in gross margin in these areas stems from the fact that our semiconductor and medical businesses have high fixed costs. As the volume of wafer processing and analytical services increases, a higher portion of these fixed costs are being absorbed yielding higher gross margins. In contrast, in Q3, in the security products division, the mix of contract revenue versus product sales led to lower gross margins as revenues generated from government contracts typically yield lower margins due to the cost structures inherent in these types of awards.

Our net loss for the third quarter ended March 31, 2006 was $1.3 million as compared to $2.3 million for the prior year quarter, a decrease of approximately $1.0 million. Our net loss for the nine month period ended March 31, 2006 was $4.6 million as compared to $5.5 million for the prior year quarter, a decrease of approximately $900,000. After giving effect to preferred distribution, dividends and accretion, the net loss applicable to common shareholders for the three months ended March 31, 2006 was $1.7 million as compared to $2.9 million for the prior year quarter, a decrease in net loss of $1.2 million. The net loss applicable to common shareholders for the nine months ended March 31, 2006 was $5.3 million as compared to $6.7 million for the comparable prior year period, a decrease in net loss of $1.4 million.

The Company has also reported Adjusted EBITDA in its recent press release. Adjusted EBITDA has been calculated by the Company as its loss from operations net of the effect of depreciation, amortization and stock-based compensation. It is important to note that Adjusted EBITDA is not comparable to earnings determined in accordance with generally accepted accounting principles. Accordingly, Adjusted EBITDA as determined by the Company may not be comparable to similarly titled measures reported by other companies. We believe that this computation is useful in analyzing operating performance, but should be used only in conjunction with results reported in accordance with generally accepted accounting principles.

The Company’s Adjusted EBITDA for the three months ended March 31, 2006 was a positive $84,000 as compared to a negative $1.5 million for the comparable prior year period. This results in a $1.6 million improvement. For the nine months ended March 31, 2006, the Company’s Adjusted EBITDA was a negative $806,000 as compared to a negative $3.8 million for the comparable prior year period. This again reflects an improvement in Adjusted EBITDA of $3.0 million.

This improvement in Adjusted EBITDA primarily reflects the positive impact of the increasing sales from the semiconductor business units.

As of March 31, 2006, the Company reported cash of $2.0 million as compared to $1.5 million as of December 31, 2005. As the Adjusted EBITDA indicates, we have had our cash position over the last two quarters stabilized. Management believes that, assuming our current level of operations is maintained, this trend should continue.

This concludes the financial overview. I would now like to turn the call over to Dr. Armini so he may provide an overview of the Company’s operations. Tony ……

Dr. Anthony Armini  - Implant Sciences Corp. - President and Chief Executive Officer

Thank you, Diane.

I’m very pleased with the Company’s overall operational and financial performance. Our operational game plan for the third quarter is achieving success. In our semiconductor business, we wanted to improve the efficiencies of our production facilities and drive more volume so as to absorb more fixed costs. As Diane indicated in her financial report, our revenues and margins have improved in the semiconductor business and I believe we have been successful in executing this aspect of our plan. In addition, the underlying strategy behind the semiconductor business is to provide a vehicle to generate cash that can be marshaled and channeled into our explosives detection business.

Our medical device business has become a more stable operation. We understand that the growth potential in our current medical device business may be somewhat more limited when compared to the opportunities in our explosives detection business. Our goal in this medical business was to increase the volume of our prostate seed business in order to mitigate the fixed costs and to maintain a continued steady level of production from our orthopedic implant business, which by the way continues to be very much a “cash cow” generating gross margins in the 60 to 65% range from a relatively stable revenue base. This is indeed happening. Our seed volumes are increasing such that our gross margins continue to improve. The new treatment planning software and the introduction of our new palladium seed is contributing to these increased revenues. Our radioactive source for the treatment of breast cancer continues to move through the process of validation by the states involved for use by manufacturers of the after-loader equipment necessary to house and deploy our radioactive source. We are also in discussions with several companies to form strategic alliances to enhance the adoption of this new source and the treatment of breast cancer. The use of accelerated partial breast irradiation by radiation oncologists is growing and we think our Ytterbium source will enhance the growth even more. We do not, however, anticipate generation of meaningful revenues with this new product for several more quarters.

Clearly, the business segment that we believe possesses the greatest opportunities for the Company for both commercial sales of existing products and development of new products, is our explosives detection and security business. We believe the existing products that we currently have available for sale and the products under development are being sought after in the fight against terrorism and protection of human lives and physical assets. After an impressive quarter of shipments for such a relatively new product in our second quarter, I’m certain many are disappointed by the decrease in shipments of our explosives detection product in the recent third quarter. As I emphasized in my prior quarterly conference call, and as I will continue to emphasize here, the explosives detection business is “lumpy”, or sporadic in nature, in terms of quarter over quarter sales and orders. I can assure everyone that our team of direct sales personnel and our independent distributors are hard at work continuing to raise the level of awareness of our security products and they are quoting on potential orders that could b significant. Ms. Joanne Arsenault, our VP of Explosives Detection Sales, is with us today and when we get to the question and answer session I’ll invite her to expand upon the sales efforts that are currently in place and to provide some insight as to the nature of the sales cycle for this type of equipment. We also believe that the TSA could provide some important sales opportunities in the future. I’m frequently asked the question of, why haven’t we seen any commercial orders from the TSA?  As I am sure Joanne would elaborate further, there are specific programs that the TSA will undertake in terms of bringing new and improved trace explosives technology to the security checkpoints at airports. Implant Sciences will undertake the steps necessary to be considered for these programs, although the ultimate decision as to which supplier are to be selected will not be known until the TSA decides when it will upgrade these airport checkpoints.

We believe that after only a year of engineering development of our existing products and the establishment of a first-class manufacturing facility for the handheld explosives detection product, we now have a very efficient manufacturing process and a much improved commercial product. Our new contract manufacturer has already delivered excellent product to us at a price lower than we could manufacture in house. And the quality was very good. Over the past several months, we have also been working diligently in the development of a “next-generation” passenger portal, which is being funded by the TSA with a total amount of funding of $2.2 million. We are pleased with our progress in the development of this passenger portal, and we also believe so is the TSA laboratory. This portal will utilize Implant Sciences’ proprietary technology for the collection of trace explosive particles and vapors and detection of these materials. We are confident that the first prototype of the passenger portal will be made available by the end of our second fiscal 2007 quarter. In addition, we have been allocating a limited amount of internal resources to the development of a robot deployed, improvised explosives device detector until supplementary funding is received from the U.S. government. Improvised explosives device, or more commonly referred to as IED’s, have been particularly devastating weapon used in the Middle East by terrorists and insurgents. As we have mentioned before, we have applied for government funding to assist us in the process of developing this new product which so far been favorably received by our potential sponsor.

I am sure that most who follow Implant Sciences closely are familiar with the recent filing of law suits by Implant Sciences and Rapiscan, which is a subsidiary of OSI Systems, Inc. As was explained in our filing of our Form 8-K addressing these issues, both companies have essentially filed suit against each other for various claims of breach of contract and failure to perform that Implant Sciences entered into with Rapiscan in May of 2005. In as much as we would like to provide a comprehensive dissertation on the merits of our claim, I trust that you all can understand and appreciate the sensitive nature of this matter. Therefore I would ask that questions not be directed on this subject.

An Implant Sciences conference call would not be complete if I didn’t take the opportunity to calm the jitters of investors as to whether we are planning a new dilutive financing. As you can see from Diane’s financial report, we believe we now are slightly cash flow positive and have no plans for further PIPE financings. I now like to entertain questions. I also like our participants to know that along wit Diane and myself, we have present in the room Ms. Joanne Arsenault, our VP of Explosives Detection Sales. You should feel free to direct your questions to anyone of us. So without further delay, Operator could you begin the question period?

[END OF PREPARED STATEMENTS]

QUESTION AND ANSWER SESSION:

OPERATOR:  Thank you. Ladies and gentlemen if you wish to ask a question please press *1 on your touch tone telephone. If your question has been answered or you wish to withdraw your question please press *2. Please press *1 to begin. Your first question comes from the line of Scott Greiper with Legends Merchant. Please proceed sir.

MR. GREIPER:  Yes. Good afternoon. My question was on the penetration of your explosive detection system, the sniffer into the Transportation Security arena. You’ve seemed to have good success on China Railway, and as a matter of fact announced a follow on order back in April. Are there other MTA or equivalent municipal railway systems or bus systems in the United States that are trialing your system or that you are talking to?

MS. ARSENAULT:  This is Joanne Arsenault. We’re currently working with a major contractor systems integrator to put our technology into the rail system in the U.S. Unfortunately we can’t talk a lot about it but we are really on it I’ll tell you.

MR. GREIPER:  And is this being funded through specific programs or are you just going to the individual municipalities?  In other words are there RFP’s out there or is it an effort on your part to reach out to these agencies?

MS. ARSENAULT:  We are working with a systems integrator who has, you know, we are working on the back end actually.

MR. GREIPER:  Ok. Can you expect anything to turn into purchase orders in either the fiscal or calendar year?

MS. ARSENAULT:  Yes.

MR. GREIPER:  Ok. And should we expect to see other global sales of the product beyond China?

MS. ARSENAULT:  Yes. You know, actually, our sales people have been all the over the world in the past 6 or 8 eight months. We’ve been to Asia, South Asia, in the Mid East, Eastern Europe, Turkey. We are … the way that this works is we have to get qualified. You know … That we will find out where there are going to be large requirements and we’ll just make sure that we are qualified in that area so that when the request for proposal or the tender comes out we’re able to respond and fortunately for us a lot of times we go in we get qualified and the specifications for the proposal gets written on our product. But again I have to you know keep reiterating what Tony said, the cyclical nature of this, that it just does take a long time.

MR. GREIPER:  Sure. Okay thank you very much. Keep up the good work.

MS. ARSENAULT:  Thank you.

DR. ARMINI:  Thank you Scott.

OPERATOR:  Ladies and gentlemen, if you wish to ask a question, please press *1. Your next question comes from the line of Carlo Corzine with Newbridge Securities.

MR. CORZINE:  Hi Joanne. How are you?  Nice to have you on the call.

MS. ARSENAULT:  Thank you.

MR. CORZINE:  Can you give us a little highlight or maybe a little of how it went at the exhibit in Kuwait or Qatar.

MS. ARSENAULT:  That’s next week.

MR. CORZINE:  Oh. My bad.

MS. ARSENAULT:  Yes.

MR. CORZINE:  You’re right.

MS. ARSENAULT:  But I’ll let you know.

MR. CORZINE:  Ok let us know. Thanks. That was my only question right now.

MS. ARSENAULT:  Ok.

DR. ARMINI:  Good to hear from you Carlo.

OPERATOR:  At this time there are no questions in the queue.

DR. ARMINI:  Ok. Well thank you all for listening in and we will hear from you, we look forward to the next conference call.

[END OF CONFERENCE CALL]